                                                                  Exhibit (d)(2)

                        MONTHLY DISABILITY BENEFIT RIDER

     BENEFIT When we receive due proof that the insured is totally disabled as defined in the Disability Defined section, we will add a monthly benefit to the fixed account of this policy during the insured's continued disability, but not beyond the insured's attained age 65. The monthly benefit is the monthly disability benefit rider amount multiplied by the percent of premium factor. The monthly disability benefit rider amount and the percent of premium factor are shown on the policy specifications page.

     DISABILITY        Disability shall mean that as a result of bodily injury
     DEFINED           or disease starting after the date of issue, the insured
                       is totally disabled so that the insured:

                       1. is and for a continuous period of at least 180 days
                          has been prevented from working in any occupation for which the insured is reasonably qualified by education, training, or experience; or

                       2. has suffered total and irrecoverable loss of the sight
                          of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

     START OF          Disability must start:
     DISABILITY
                       1. while this policy and rider are in force, and

                       2. before the insured's attained age 60.

     NOTICE OF         Written notice of disability must be received by us at
     DISABILITY        the home office during the insured's continuing
                       disability unless it can be shown that notice was given as soon as reasonably possible.

     GENERAL           If the claim is approved, we will add the monthly benefit
     TERMS             to the fixed account of this policy beginning on the
                       first monthly due date after the start of the insured's disability.

                       ALL BENEFITS PROVIDED BY THIS RIDER WILL BE ALLOCATED TO THE FIXED ACCOUNT.

                       We will add no more than 12 retroactive benefits in cases of delayed notice of a claim.

     EXCLUSIONS        We will not pay monthly benefits if the disability
     FROM COVERAGE     results from:

                       1. intentionally self-inflicted injury, or

                       2. war or any act attributable to war, declared or
                          undeclared, while the insured is in the military service of any country.

     TERMINATION       The owner must give proof of the insured's continuing
     OF DISABILITY     disability upon request unless benefits are being paid
                       under Item 2 of the Disability Defined section. This proof may require that the insured be examined by a physician acceptable to us. If this proof is not furnished within 91 days of a request, the monthly benefit for this disability will end.

                       We will notify you of the termination of the monthly disability benefit.

     CHARGE FOR        The charge for this rider will be added to the monthly
     THIS RIDER        deduction for this policy. The monthly charge for this
                       rider is the sum of:

                       1. the monthly disability benefit rider amount shown on
                          the policy specifications page times a percentage at the insured's attained age; plus

                       2. the extra monthly charge for a special premium class
                          for this rider, if any.
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                       The guaranteed maximum percentages are shown in the
                       following table.

                                    GUARANTEED MAXIMUM PERCENTAGES
                       ---------------------------------------------------------
                       Attained      Percentage        Attained       Percentage
                         Age             %               Age              %
                       ---------------------------------------------------------
                        21-30           6.0             51-55            15.0
                        31-40           7.0             56-64            20.0
                        41-45           8.0             65 and            0.0
                        46-50          10.0             above
                       ---------------------------------------------------------

     Termination       This rider will end when:
     of Rider
                       1. the insured attains age 60 before the start of any
                          disability;

                       2. the owner is receiving the benefits of this rider and
                          the insured attains age 65;

                       3. the policy ends for any reason; or

                       4. the owner's signed request for termination is
                          received.

     Proceeds Any proceeds paid under this policy will not be reduced by any monthly benefits paid by this rider.

     Guaranteed        This rider does not increase or decrease any guaranteed
     Values            values of this policy.

     Contract This rider is subject to all the terms of this policy except as modified in this rider.



                       Attached to and made a part of this policy effective as of the date of issue of the rider.



                   FARMERS NEW WORLD LIFE INSURANCE COMPANY


                   /s/ C. Paul Patsis    /s/ John R. Patton

                     C. Paul Patsis        John R. Patton
                       President             Secretary